UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 5, 2015 (February 3, 2015)

AMSURG CORP.

(Exact Name of Registrant as Specified in Charter)

Tennessee	001-36531	62-1493316
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1A Burton Hills Boulevard Nashville, Tennessee		37215
(Address of Principal Executive Offices)		(Zip Code)

(615) 665-1283

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Upon the recommendation of the Nominating and Corporate Governance Committee of AmSurg Corp. (the “Company”), and in accordance with the Company’s Bylaws and Charter, on February 3, 2015, the Board of Directors of the Company increased the size of the Board from ten to eleven members and appointed John T. Gawaluck to the Board of Directors. Mr. Gawaluck will serve as a Class III Director, and will stand for re-election at the Company’s 2015 Annual Meeting of Shareholders. Mr. Gawaluck was also appointed as a member of the Audit Committee of the Board of Directors. Mr. Gawaluck is a Certified Public Accountant and served with Ernst & Young LLP for 41 years until his retirement in July 2014.

Effective February 3, 2015, the Company approved a grant of restricted common stock to Mr. Gawaluck pursuant to the Company’s 2014 Equity and Incentive Plan having a fair market value on the date of grant equal to $41,716. The shares of restricted common stock will vest one year following the date of grant, provided that Mr. Gawaluck is still a director of the Company on such date. Mr. Gawaluck will also receive a pro rata portion of director retainer fees for the period through May 2015. Thereafter, Mr. Gawaluck will be compensated in accordance with the compensation program applicable to all of the Company’s non-employee directors.

Mr. Gawaluck is not a party to any arrangement or understanding with any person pursuant to which Mr. Gawaluck was appointed as a director, nor is Mr. Gawaluck a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMSURG CORP.

By:	/s/ Claire M. Gulmi
Claire M. Gulmi

Claire M. Gulmi
Executive Vice President, Chief Financial Officer,
and Secretary
(Principal Financial and Duly Authorized Officer)

Date: February 5, 2015